Exhibit 4.1

SECOND SUPPLEMENTAL INDENTURE

THIS SECOND SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), entered into as of August 14, 2018, between Assertio Therapeutics, Inc., a Delaware corporation (the “Successor Company”), and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”). Capitalized terms used herein and not otherwise defined herein are used as defined in the Indenture referred to below.

W I T N E S S E T H

WHEREAS, Depomed, Inc., a California corporation (the “Company”) is the issuer under that certain indenture dated as of September 9, 2014 (the “Base Indenture”), as supplemented by the First Supplemental Indenture dated as of September 9, 2014  (the “Supplemental Indenture”) (the Base Indenture as so supplemented by the Supplemental Indenture shall hereinafter collectively be referred to as, the “Indenture”) among the Company and the Trustee, providing for the issuance by the Predecessor Corporation of its 2.50% Convertible Senior Notes due 2021 (the “Notes”);

WHEREAS, the Company is reincorporating in Delaware and changing its name;

WHEREAS, contemporaneously with the execution and delivery of this Supplemental Indenture, the reincorporation and name change is being achieved mechanically by a merger of the Company into the Successor Company, a wholly-owned subsidiary of the Company (the “Merger”);

WHEREAS, as a result of the Merger, the existing holders of the common stock of the Company own all of the outstanding shares of the Successor Company, and there is no change in the number of shares owned by or in the percentage ownership of any shareholder as a result of the reincorporation and no adjustment of the Conversion Rate is required to be made pursuant to Section 11.04 of the Supplemental Indenture;

WHEREAS, other than the change in corporate domicile to Delaware, the reincorporation itself does not resulted in any change in the business, physical location, management, assets, liabilities or capitalization of the Company;

WHEREAS, the Company has sought to maintain intact the existing material rights of shareholders in the California corporation in forming the Delaware corporation;

WHEREAS, the Company may enter into a merger in accordance with Sections 10.01 and 10.02  of the Indenture;

WHEREAS, Section 9.01(b) and (f) and Article X of the Indenture provide that the Company, when authorized by the resolutions of the Board of Directors and the Trustee, may enter into a supplemental indenture to provide for the assumption by a Successor Company of the obligations of the Company under the Indenture without the consent of the Holders of the Notes;

WHEREAS, the Board of Directors of the Company has authorized the merger of the Company into the Successor Company, the reincorporation of the Company in Delaware, the entry into this Supplemental Indenture and the assumption by the Successor Company of the obligations of the Company under the Indenture;

WHEREAS, the Successor Company shall, after execution and delivery of this Supplemental Indenture by the parties hereto, assume all the obligations of an issuer under the Indenture and the Notes on the terms and conditions set forth herein;

WHEREAS, pursuant to Section 9.01(b) and (f) of the Indenture, subject to Article X of the Indenture, the Company and the Trustee are authorized to execute and deliver this Supplemental Indenture without the consent of Holders of the Notes; and

WHEREAS, all things necessary to make this Supplemental Indenture a valid indenture and agreement according to its terms have been done.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Successor Company and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1.                                             AMENDMENT. This Supplemental Indenture is an amendment supplemental to the Indenture, and the Indenture and this Supplemental Indenture will henceforth be read together.

2.                                             AGREEMENT.  Successor Company hereby agrees to become party to the Indenture as issuer and hereby expressly assumes all of the obligations and agreements of the Company under the Indenture and the Notes, including, without limitation due and punctual payment of the principal of and accrued and unpaid interest on all of the Notes, the due and punctual delivery or payment, as the case may be, of any consideration due upon conversion of the Notes and the due and punctual performance of all of the covenants and conditions of the Indenture to be performed by the Company effective upon the execution and delivery of this Supplemental Indenture, which is occurring contemporaneously with the Merger.

3.                      NEW YORK LAW TO GOVERN. THIS SUPPLEMENTAL INDENTURE AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

4.                      COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be deemed an original, but all of them together represent the same agreement. Delivery of an executed counterpart of a signature page to this Supplemental Indenture by facsimile, email or other electronic means shall be effective as delivery of a manually executed counterpart of this Supplemental Indenture.

5.                      EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

6.                      THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Successor Company.

7.                     BENEFITS ACKNOWLEDGED. Successor Company acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and this Supplemental Indenture and that its obligation to become an issuer of the Notes pursuant to this Supplemental Indenture are knowingly made in contemplation of such benefits.

8.                     SUCCESSORS. All agreements of the Successor Company in this Supplemental Indenture shall bind its successors, except as otherwise provided in the Indenture. All agreements of the Trustee in this Supplemental Indenture shall bind its successors.

9.                     WAIVER OF JURY TRIAL. EACH OF THE SUCCESSOR COMPANY AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THE SUPPLEMENTAL INDENTURE OR THE TRANSACTIONS CONTEMPLATED HEREBY.

10.              RATIFICATION OF THE INDENTURE. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof, including without limitation Section 7.06 thereof, shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

11.              NOTICES. All notices and other communications to the Successor Company shall be given as provided in the Indenture at the address set forth below.

Assertio Therapeutics, Inc.

100 S. Saunders Road, Suite 300

Lake Forest, IL 60045

Attention: General Counsel

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

ASSERTIO THERAPEUTICS, INC., as Successor Company

By:	/s/ Phillip B. Donenberg
Phillip B. Donenberg
Senior Vice President and Chief Financial Officer

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:	/s/ Lawrence M. Kusch
Name:	Lawrence M. Kusch
Title:	Vice President